Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman and CEO
Jerry Grisko
CBIZ, Inc. — President and COO
Ware Grove
CBIZ, Inc. — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Bill Sutherland
Boenning & Scattergood — Analyst
Jim MacDonald
First Analysis — Analyst
Robert Kirkpatrick
Cardinal Capital — Analyst
Vincent Colicchio
Noble Financial — Analyst
PRESENTATION
Operator
Welcome to the CBIZ Second Quarter 2010 Results Conference Call. My name is Sandra, and I will be your operator for today’s call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded and I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Thank you, Sandra, and good morning everyone, and thank you for calling in to CBIZ’s second quarter and first half 2010 conference call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in, however, I ask if you have questions, you hold them till after the call and we will be happy to address them at that time.
This call is also being webcast and you can access the call over our website. You should have all received a copy of the press release we issued this morning, if you did not, you can access it on our website or you can call our corporate office.
Finally, remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form-10K and press releases.
Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer and Ware Grove our Chief Financial Officer. Prior to the open this morning, we announced our earnings for the second quarter and the six months. Despite some challenges in growing revenue, we have been able to perform satisfactory during the quarter by managing our expenses and better positioning ourselves in our markets, and the result was our earnings per share was flat to a year ago.
I will turn it over to Ware now to give you all the details, and then I’ll return afterward to give you some more insight into the business.
Ware Grove - CBIZ, Inc. — SVP, CFO
Thanks, Steve, as is our normal practice, I want to take a few minutes to share some of the highlights of the second quarter and year-to-date results for 2010 that we released today. Now as a reminder, please remember that 2009 results are restated for the impact of the discontinued operations that occurred in the fourth quarter of 2009.

As we expected earlier in this year, the economic environment continues to present challenges to achieving revenue growth in 2010, as high unemployment continues to persist and the mid-size businesses that are typically served by CBIZ have generally not yet enjoyed a rebound in business activity. For the second quarter, same unit revenue declined by 5.1% and for the six months same unit revenue declined by 5.4%. There are positives developing for our businesses, however, and when compared with the results we experienced in the second half of 2009, sequentially we are seeing improving trends. In light of the challenges to growing revenue in this economic environment, we have taken a number of measures to align headcount with revenue and client demand, and we have continued to carefully manage costs in order to protect margins and earnings.
Now as you look at the results for the first six months, I want to remind you that results in 2010 include a $1.4 million charge in the first quarter for restructuring in connection with the integration of Goldstein Lewin & Company, a financial services firm located in Boca Raton, Florida that we acquired at the beginning of 2010. Also included in 2010 results is an increase in legal fees of about $1.3 million that was incurred primarily in the first quarter in connection with the successful resolution of several longstanding legal matters. As we commented in the first quarter call earlier this year, we expect to be able to record favorable settlements but these matters have not yet progressed to that point. Now together, these two items negatively impact our first-half pre-tax income margin by 70 basis points. You will also note a lower effective tax rate in the second quarter this year. This is the result of releasing an estimated tax reserve in connection with a statutory expiration of the review period for this reserve that occurred during the second quarter this year. For the six months, the effective tax rate is about 37.3% and for the full-year 2010, we now expect an effective tax rate of approximately 38% as a result of this favorable adjustment that occurred in the second quarter.
Now for the second quarter of 2010, earnings per share from continuing operations was $0.11 per share, which compares with $0.11 per share for the same quarter a year ago. For the six months ended June 30, 2010 earnings per share was $0.38 per share and this compares with $0.41 per share for the first six months a year ago. The $0.38 per share result for the first six months of 2010 includes the $1.4 million acquisition integration charge plus the incremental legal expenses of $1.3 million. These two items combined impacted earnings per share by $0.03 for the six-months ended June of 2010.
Our same unit revenue for our Financial Services group declined by 5.5% in the second quarter and has declined by 5.6% for the first six months. In our Employee Services group, same unit revenue declined by 1.2% in the second quarter and is down 1.4% for the first six months of 2010 compared with 2009. Within both segments, we have taken a number of measures to align costs and resources with revenue. And you will note that margins have improved in both of these segments and that’s an outstanding performance, thanks to the hard work of many people in the various business units located throughout the United States.
Our client retention in each of these groups continues to be in line with our expectations and we are continuing to add new clients net of client attrition. Demand for Financial Services continues to be soft and while we are effectively realizing higher rates on our engagements, the volume of hours charged has declined as a result of a decline in the work that typically occurs when clients expand or invest in their businesses. We are aligning resources appropriately with the volume of hours, and within the Financial Services group, we have reduced staff by about 7.5% compared with June a year ago.
Now turning to our Employee Services group, higher unemployment rates continue to impact the group health business. And when combined with a benefit plan changes designed to mitigate cost increases for employers, our group health business is not yet growing at the rates we have historically achieved. The property and casualty market continues to be soft and this impacts our revenue. On a more positive note, we are enjoying growth in our retirement advisory business as the underlying asset values have increased compared to 2009, and we continue to increase the number of clients that we serve.
Now with respect to trends in our Medical Management Professional segment, same unit revenue declined by 9.2% in the second quarter and for the six months same unit revenue has declined by 10.2% compared with a year ago. During our first quarter earnings call, we described a general reduction in the volume of procedures, which was concentrated on some of the higher cost procedures such as MRI and CAT Scans within the radiology sector. This reduces the amounts billed to patients and then ultimately impacts the revenue for our business.
This reduction in volume significantly impacted first quarter results, and as we progress through the second quarter there continues to be an impact, but we have seen this trend begin to stabilize as we have progressed through the second quarter. When combined with the cost management efforts we’ve undertaken, we expect that results for the balance of 2010 will be relatively flat for our Medical Management Professional segment compared with the second half of 2009. First half results in this segment however, have negatively impacted earnings per share by about $0.05 per share when compared with the prior year.
We have included information within the notes to the numbers we released this morning, but to briefly outline the impact of the accounting for gains or losses on the assets of our deferred compensation plan, these assets totaled $27.3 million at June 30, 2010. During the second quarter, assets held in this plan experienced losses of about $2.2 million, which impacted reported operating expense by approximately $2 million and G&A expense by approximately $200,000. For the first six months, plan assets experienced a loss of slightly more than $936,000, of which about $900,000 impacted operating expense with the balance included in the G&A number. This compares with a gain of about $2.5 million in the second quarter of 2009, and a gain of roughly $1.6 million in the first six months of 2009. Now removing the impact to this item, operating income margin for the second quarter of 2010 was 7.1% compared with 7.9% the prior year. And for the six months, operating margin was 11% in 2010 compared with 12.1% in the prior year. There is no impact on the reported pre-tax margin from continuing operations.
Now, cash flow continues to be steady and very strong for CBIZ throughout for the first six months of 2010. CBIZ began the year with $110 million outstanding on our bank credit facility and at June 30 the balance outstanding was $115 million, or a net increase in borrowing levels of $5 million during the first half of 2010. During this time, we used approximately $29 million of funds for acquisition and earn-out related payments, and we also repurchased about 1.1 million shares and used about $7.1 million of cash for this purpose. The combined totals of share purchase and acquisition related activity represents a $36.1 million non-operating use of cash and net borrowing increased by only $5 million during this time.
Free cash flow for the first six months and at June of 2010 was approximately $32 million and that’s in line with what we would expect. Capital spending for the second quarter of 2010 was about $900,000 and for the first six months was approximately $1.5 million for the six months ended June of 2010. Now, the share repurchase activity is consistent and in keeping with our intention to purchase the number of shares needed to offset the dilutive impact of share grants for acquisition and other related activity. As a result of these purchases we expect the fully diluted share count for the full year of 2010 to be about 61.5 million shares, which is essentially very close to what it was at the end of the year 2009.
Cash earnings per share, which served to illustrate the impact of major non-cash charges to earnings was $0.23 in the second quarter of 2010 compared with $0.23 for the second quarter a year ago. For the six months ended June of 2010, cash earnings per share was $0.64 compared with $0.64 for the six months a year ago, and the margin on cash earnings improved to 10.2% for the six months this year compared with 9.8% a year ago.
Now, in June, we announced that we had established a new $275 million unsecured credit facility with seven banks with a commitment through June of 2014. CBIZ enjoys very strong support from our bank group and as we explore our various options to handle the refinancing of the upcoming call date on our $100 million convertible notes in June of next year, establishing this new facility was an important first step as it provides CBIZ with a great deal of flexibility as we address this issue. While we are confident that we could access the convertible note market for a refinance, we are exploring a number of options at this early stage.
Looking at the balance of the year, both our Financial Services and Employee Services groups have expanded their operating margins in the first half and are generally performing very well despite the challenges to growing revenue. However, considering the first half impact of the decline in results related to Medical Management Professionals, it is a challenge to achieve an increase in full-year earnings per share compared with a $0.52 reported for 2009. The negative impact from MMP results in the first half, as I commented earlier, is about $0.05 per share. And because of this, we are looking to achieve full year earnings in 2010 within a very close range of the $0.52 reported for 2009.
We continue to generate very positive strong cash flow, but in line to the first half results for the full year of 2010, EBITDA is also expected to be within a very close range of the $85 million we reported for the full year of 2009. And while we are dealing with a very challenging business environment throughout 2010 here, we remain confident that once our ability to grow revenue has been restored over a longer period of time, CBIZ can continue to expand margins so that earnings can grow at a faster rate than revenue growth. That continues to be our long-term goal at CBIZ.
So with these comments, I will conclude and I’ll turn it back over to Steve.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Thank you, Ware, and let me give you some insight into other parts of our business. We spent some time on the first quarter conference call talking about the possible impact of the current administration to healthcare reform. I would say at this point that we are seeing an active dialog with all of our clients both on the Employee Services side and the Financial Services side, and we are solidifying our position with our clients as an organization that’s a thought leader in this area and an organization staying on top of the changes. So that’s the good news, I would also share with you that at this point it has not made a dramatic impact on our revenue given that our clients continue to be concerned about the magnitude of the changes and the impact of the changes on them, but are not making any dramatic decisions at this time.
Our acquisition pipeline remains strong and we remain confident that we will be able to close by the end of the year, the typical 3 to 6 transactions that we normally do and they will be primarily focused in our Financial Services and our Employee Services segment, although, they may be later on in the year rather than in the third quarter.
Our cross serving effort, not withstanding the current market continues to be strong and we are running ahead on a year-to-date basis of where we were last year. We are not seeing at this point any tangible consistent results in terms of growth from our clients, but we are seeing glimmers of hope on the horizon. We are seeing more inquiries. We are seeing slightly larger transactions, I wouldn’t define it as a trend, it’s still too early. But I would clearly state that what we are seeing today in all of our businesses is that our clients have bottomed out. They are stable today and they are beginning to think about the future whether that endures to our benefit in 2010, or more likely in 2011, we are not really sure, but we are beginning to get anecdotally glimmers of hope on the horizon that our clients are feeling better about themselves and therefore better about their decisions to make investments in the future.

I don’t have to remind the listeners that unemployment rates are still where they were before, consumer confidence and employer confidence and business confidence continues to be down. So this would take us a while to work through which is why we are pleased at the fact that notwithstanding our revenue challenges, challenges to grow revenue, we are able to maintain our bottom line.
With that I’d like to stop and open it up for questions of our shareholders and analysts.
QUESTION AND ANSWER
Operator
Thank you, we will now begin the question-and-answer session. (Operator Instructions) The first question is from Josh Vogel from Sidoti & Company. Please go ahead.
Josh Vogel - Sidoti & Company — Analyst
Hey good morning. I guess my first question here is, I’m looking through past results and current results and just curious about the spending at the corporate or parent level, where are these costs being allocated to and are there any areas there where you think you can cut out some costs?
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes, Josh, this is Ware. Bear in mind that while the cost looked like they’re increasing they are on an absolute basis, the legal expenses that we talked about are captured in the corporate G&A expense. So, net of that, the Company is focused on cost measures and reducing cost and leveraging corporate expenses.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
And Josh, I would add that if you go back and look historically and again you factor out the increase in legal this year, our SG&A at corporate as a percent of revenue goes down every year.
Josh Vogel - Sidoti & Company — Analyst
Okay, but can you maybe just give me some examples of where the overall costs at the parent level are, like where they’re being allocated to?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Well, we don’t allocate most of the corporate expenses. Ware’s expense or mine or legal or marketing, for the most part stays up at corporate.
Josh Vogel - Sidoti & Company — Analyst
Okay. The MMP unit, it was surprisingly up sequentially at least based on what I was looking for and I was just curious if you could discuss the radiology volumes relative to Q1.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Sure, let me posture it this way. In Q1, total procedures, versus Q1 last year, were down about 8.4%. In the second quarter, total procedures were down 6.8% versus the same quarter last year. To give you, because of some seasonality, the year-to-date number is 7.6% down. The vast majority, if not all of it, is actually in radiology because our EDR emergency room volumes are up and our anesthesia volumes are more or less the same.
What complicates the revenue picture more however is not just the decline in procedures. But we described in the last call, the change in modality and we’re still seeing nearly double-digit declines in our high modality procedures, which are your CAT scans, your MRIs, some of your diagnostic testing. So you have the compounding effect of about a 7.5% decline in total procedures exacerbated by the fact that we are seeing between 9% and 11% decline in our high modality.
Josh Vogel - Sidoti & Company — Analyst
Okay and I may have missed it because I hopped on late, but what drove the sequential increase in revenue?
Ware Grove - CBIZ, Inc. — SVP, CFO

Well, yes, Josh, I think a couple of things. First of all, there is a little bit of seasonality to MMP and typically in the first quarter, it’s a softer quarter, because we are working off of procedures and patient visits primarily in the fourth quarter of the prior year which has a lot of holiday season periods and things like that. So, typically there’s a bit of seasonality. You combine that with the relatively higher impact of the procedure count drop that Steve just described, which has tended to stabilize throughout the second quarter, and you get stronger results in the second quarter versus the first, if that answers your question. There is partially seasonality and partially the trend in procedure count that we talked about.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
There are two other factors, Josh that we could add to it. One is I think we need to count the days because this is a business that is very dependent on the number of days and I think there may have been a couple more days in the second quarter. And there was a startup in the first quarter that got delayed. The startup started but the revenue recognition was delayed until we had everything ticked and tied and we made that up in the second quarter. So, it’s a combination of both. I wouldn’t look at the increase as being a sustainable trend the rest of the year. In fact I think Ware’s comments basically indicated that we are looking from an earnings standpoint to be basically flat to last year in the second half.
Josh Vogel - Sidoti & Company — Analyst
Okay, that’s very helpful. And just two more quick ones and I’ll hop back in the queue. Within Employee Services, how big is the group health benefit business?
Ware Grove - CBIZ, Inc. — SVP, CFO
It’s about a $75 million to $80 million book of business, Josh, out of the Employee Services group.
Josh Vogel - Sidoti & Company — Analyst
Okay, and again I did jump in late, did you address why the tax rate was lower in the quarter?
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes, we did. We had an item that we had fully reserved for that essentially the statutory rate review expired in the second quarter, so we reversed the reserve and took the benefit in the second quarter. It’s a one-time pickup. It impacts our second quarter a great deal. Year-to-date we are at 37.3% effective tax rate. And what I said in the earlier comments that we now expect roughly a 38% effective tax rate for the year.
Josh Vogel - Sidoti & Company — Analyst
Okay, perfect. Thank you very much.
Operator
Thank you. The next question is from Bill Sutherland from Boenning & Scattergood. Please go ahead.
Bill Sutherland - Boenning & Scattergood — Analyst
Thanks, and good morning. Ware, I just want to check with you on interest expense going forward given the new bank debt.
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes, the margin will go up slightly, maybe 50 basis points because of the structuring of the new facility and we were slightly below market with our prior facility. Not a significant increase, but the rates on the borrowing will go up just a tad there.
Bill Sutherland - Boenning & Scattergood — Analyst
Okay, and that’s only on what’s out, correct?
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes, on the margin, and by the way this has publicly been filed. So I think the margin is 275 basis points to 300 basis points over LIBOR, in that range.
Bill Sutherland - Boenning & Scattergood — Analyst

Right. Okay, in MMP, just so I’m clear, it sounds like the trend in the second quarter showed a little bit of improvement, but almost not material in terms of the total procedures and the mix of procedures, is that the right takeaway?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
I think that’s about right there. The mix is about the same quarter-over-quarter. The trend improved as a percentage. Going in the right direction, we had less, fewer procedures, if you will, in the second quarter. There was also another item in the second quarter. In the last two weeks of June, you may have read that Medicare delayed Medicare payments for two to three weeks. What that meant was there was a backup of payments to all who are Medicare beneficiaries like our doctor groups. That backup was released in early July, and we estimate that that had a revenue impact of some $250,000 to $300,000, which we now think we’ve made up in July.
So June was actually a little bit worse, through no fault of the business community, just the government sat on checks. But in general, I would say that the mix of procedures is the same. The modality shift by the way was just slightly better. In the first quarter, we reported somewhere between 10% to 13%, I believe, of a decline in those and it was a little bit less. So it’s slight trends to the positive, but not yet anything you would declare victory on.
Bill Sutherland - Boenning & Scattergood — Analyst
And then on the client base in MMP, part of the issue this year, as I understand, is the loss in some client attrition, mostly in the second half of last year. Is it the case that there hasn’t been additional client attrition year-to-date?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
The case is that we are running ahead, new clients versus lost clients, which is what we didn’t have last year. Last year, I think I reported that was the only year in our history where, presumably because of ObamaCare and other things, everybody stalled. We’ve now added slightly more business this year than we’ve lost and we are on track to the kind of normal performance we see each year.
Bill Sutherland - Boenning & Scattergood — Analyst
Okay, and I guess the last one, Steve, is the same kind of question in Financial Services. I think you did note that there is new client growth there and retention is about the same, so pretty much it’s just the usage issues there?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Yes, that’s as best we can figure out. We’re doing less for the same number of clients. It hasn’t changed dramatically from what we reported in the first quarter. I don’t want my opening comments to be misread as hopeful, because we haven’t seen enough of a trend to be hopeful, but we are, as I said, seeing some glimmers on the horizon.
Bill Sutherland - Boenning & Scattergood — Analyst
As you approach the second half or as you enter it, in Financial Services where it’s less counter-driven, is it likely to be more of a challenge for you?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
I think there are challenges in the market that we’re going to have to deal with, but we should comp better because, if you’ll recall the third and fourth quarter of last year, Financial Services were down, I think, 9% and 14% or some very large numbers. We don’t think we’re going to comp as poorly as that. So we think that the year-over-year should be all right, but that doesn’t mean there aren’t going to be real challenges to try and grow our revenue because our market is soft. There are some projects on the horizon that should help us and there are some business units that are doing better than they did last year. So we are guarded, but we should comp better than we did last year.
Bill Sutherland - Boenning & Scattergood — Analyst
Okay. Thanks, Steve and Ware.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Okay.
Operator
Thank you. The next question is from Jim MacDonald from First Analysis. Please go ahead.

Jim MacDonald - First Analysis — Analyst
Yes. Good morning, guys. You have not updated your revenue guidance. Do you want to say anything overall for revenue guidance for 2010?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
No, at this point really we’re focused on the bottom line. We’re down same business unit revenue about a little over 5%. Part of it’s going to be the timing of closing of acquisitions, which is a little bit up in the air. So at this point, I don’t know, our revenue guidance was only a few hundred basis points up. We may well be pretty close to flat in both topline and bottom line the rest of the year, or for the year.
Jim MacDonald - First Analysis — Analyst
And just for our modeling, you talked about a legal settlement later in the year. Do you think that could be third quarter or fourth quarter or is it still likely to be in this year?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
No, I don’t think we gave it a time frame. I think what we said in both the first quarter and in this report is that we do expect recovery, the significant part of the unusual expense. We really don’t have a good sense of the timing. This is one of those situations where in a number of cases we keep winning, but not collecting because the legal process allows appeals and other things. So I wouldn’t at this point peg a quarter and we’re not including it in our guidance. If it happens it’ll be a nice offset to the expense this year, but I can’t predict the time.
Jim MacDonald - First Analysis — Analyst
And while we’re talking timing, do you still expect or do you expect to refinance the convertible note prematurely and what kind of rate impact are you expecting?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
We are aggressively proceeding to have a solution to that, as we speak. So I’m reasonably comfortable we will have a solution to it well before the due date and probably this year. In terms of an impact, let’s not forget that the GAAP P&L hit is at a market rate for our class of security. So it shouldn’t have a dramatic impact on that if we go in that direction. So at this point, I don’t think we’re in a position to predict any increase, it’s probably no decrease, but I’m not sure we would predict a significant increase and especially having any significant impact this year because the solution when it comes it will be later on in the third quarter or early fourth quarter.
Jim MacDonald - First Analysis — Analyst
And just to circle back on one of the earlier questions, I thought your G&A was pretty low this quarter, is that sustainable?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
There is nothing unusual in the G&A this quarter. The current rates are more or less sustainable. In any given quarter, as you know, you could have a blip, but we continue the trend of having our corporate SG&A decline as a percent of revenue. It gets a little bit harder when revenue is soft, but that’s what we’re committed to do.
Jim MacDonald - First Analysis — Analyst
Thanks a lot.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Thanks, Jim.
Operator
Thank you. The next question is from Robert Kirkpatrick from Cardinal Capital. Please go ahead.
Robert Kirkpatrick - Cardinal Capital — Analyst
Good morning.

Steven Gerard - CBIZ, Inc. — Chairman and CEO
Hey, Rob.
Robert Kirkpatrick - Cardinal Capital — Analyst
Just to clarify things on MMP. If I take my kids to the emergency room because they fell out of a tree today, does that show up as a procedure in radiology or anesthesiology at the emergency room in the third quarter for you or is it a delay until the fourth quarter?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Here’s the timing. Assuming the procedure, be it radiology or anesthesiology or ED, whatever it is, is done today and assuming that the data gets to us within four or five days and assuming we turn it around in a couple of days, it then goes to the carrier. If it’s a Medicare/Medicaid carrier, I believe we get paid in two weeks. If it’s a traditional carrier insurance company, it may take us a little bit longer to get paid. And as you know, we recognize revenue on a percentage of what the doctors collect, so you could have a 30-day delay or a 45-day delay in the process. So depending if you took your child or if someone takes anyone and gets any procedure today and today is at the end of July, we would see that — we would probably see it in the third quarter assuming it was approved upon submission.
Robert Kirkpatrick - Cardinal Capital — Analyst
All right.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
If it’s denied or requires other information, then the process gets resumed and it could slop over, but the typical collections should be well within a 30 to 40-day period of time.
Robert Kirkpatrick - Cardinal Capital — Analyst
Okay. Thank you very much. You mentioned that there was a startup in the first quarter in MMP that you made up in the second quarter and did that make kind of a $0.25 million type of difference or was that even smaller than that?
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes, it’s under $0.5 million.
Robert Kirkpatrick - Cardinal Capital — Analyst
Okay. And then how were bad debts during the quarter?
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes, bad debts have improved over a year ago. So we’re accruing more to a traditional rate. When it’s all said and done, on a consolidated basis, we’re accruing at about 50 basis points of revenue last year. Because of some of the things we described we were accruing at about 100 basis points revenue for the first six months.
Robert Kirkpatrick - Cardinal Capital — Analyst
And the 50 basis points is the six-month number?
Ware Grove - CBIZ, Inc. — SVP, CFO
Yes.
Robert Kirkpatrick - Cardinal Capital — Analyst
Great. And then finally, you mentioned with respect to the convertible debt refinancing that you’re considering all kinds of alternatives, is one of those alternatives the issuance of additional equity?
Ware Grove - CBIZ, Inc. — SVP, CFO

Not at this time. We’re looking at different types of debt instruments.
Robert Kirkpatrick - Cardinal Capital — Analyst
Great. Thank you so much.
Ware Grove - CBIZ, Inc. — SVP, CFO
Okay, Rob.
Operator
(Operator Instructions) The next question is from Vincent Colicchio from Noble Financial. Please go ahead.
Vincent Colicchio - Noble Financial — Analyst
Good afternoon. I was curious, you had mentioned earlier in the call that you were seeing certain data points that gave you a feeling that things may be bottoming. Could you give more color on that and is what you’re seeing similar to what you’ve seen in previous cycles?
Steven Gerard - CBIZ, Inc. — Chairman and CEO
I’ll answer it in reverse, Vince. We don’t have good data in previous cycles to compare it with and I want to be careful when I say glimmer because I don’t want people to get their hopes up. For example, in our payroll business, for the last two months the number of checks that we issued to clients that have been here a year is up slightly, is up 1% in each of the last two months.
In our Financial Services side, we’re seeing requests for proposals and we’re seeing clients talking to us about things they’re thinking about that they hadn’t been talking to us before. In the Employee Services side, we’re obviously maintaining a rigorous dialog with our clients over healthcare and we think there could be some opportunity eventually that comes out of that. So what I was trying to share with the people on the call was a sense that based on anything we see, we’ve more or less bottomed out and people are starting to look forward where our sense in the prior two, three, four quarters is they were distressed. They didn’t have answers, they were not looking forward, they were basically looking down.
I can’t give you any more specifics. We have 50,000 clients, so it’s hard to get a trend. So what I was really sharing with the people on the call was my sense, as I walk around the country and talk to our clients and talk to our associates as to what they’re hearing from their clients and we’re hearing now clients are basically feeling a little bit better about themselves and basically think for them the worst is behind them, but what they are not seeing and I think Ware made this point early on, they are not seeing growth in revenue coming their way yet. Any revenue growth has not `trickled down` to the mid-size companies that we deal with in general.
Vincent Colicchio - Noble Financial — Analyst
Okay. Thanks, Steve. The extra color was helpful. My other questions were answered, thanks.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Okay, Vince. Thank you.
Operator
(Operator Instructions) Mr. Gerard, at this time I’m showing there are no further questions.
Steven Gerard - CBIZ, Inc. — Chairman and CEO
Okay. Thank you, Sandra. Well, I’d like to thank everyone who called in. I’d like to thank our analysts and our shareholders for their continued support and I especially like to thank our associates. I understand these are unusual and difficult markets and you’re doing a great job pounding the bricks and looking to provide client service at our high level and looking to generate revenue. So we really appreciate that and I look forward to talking to everybody at the end of the third quarter. So long now.
Operator
Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.